NUMBER

SHARES

The Flooring Zone Inc.

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

AUTHORIZED COMMON STOCK:
100,000,000 SHARES
PAR VALUE: $.001

CUSIP NO. 339757 10 6

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **THE FLOORING ZONE INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

THE FLOORING ZONE INC.
CORPORATE
Seal
NEVADA

PRESIDENT

OTC STOCK TRANSFER INC. • Salt Lake City, Utah

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature

#5-C • Copyright© 2004 / Reynolds Graphics, Inc. / Salt Lake City, Utah